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                                                                   EXHIBIT 11-11

                               DTE ENERGY COMPANY
                      BASIC AND DILUTED EARNINGS PER SHARE
                                 OF COMMON STOCK

                                                                            Three Months Ended March 31, 1998
                                                                            ---------------------------------

                                                                          (Thousands, except per share amounts)
BASIC:
     Net Income................................................                     $      104,406
     Weighted average number of common
       shares outstanding (a)..................................                            145,084
     Earnings per share of Common Stock
       based on weighted average number
       of shares outstanding...................................                     $         0.72

DILUTED:
     Net Income................................................                     $      104,406
     Weighted average number of common
       shares outstanding (a)..................................                            145,084
     Incremental shares from assumed conversion
       of options..............................................                                 71
                                                                                    --------------
                                                                                           145,155
                                                                                    ==============
     Earnings per share of Common Stock
       assuming conversion of options..........................                     $         0.72

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

(a)   Based on a daily average.